                                                                      Exhibit 11
                   Computation of Earnings Per Common Share
          (Dollars and shares in thousands except per share amounts)

                                                                                 SECOND QUARTER              YEAR-TO-DATE
                                                                              Thirteen Weeks Ended       Twenty-six Weeks Ended
                                                                               June 29,   July 1,          June 29,    July 1,
                                                                                 1996      1995              1996       1995
                                                                              ---------- ----------      ----------- -----------
Primary Earnings (Loss) per Common Share

        Net earnings (loss) applicable to common stock
                Net earnings (loss)                                           $   (5,733)     9,547          (10,108)     18,643
                ESOP dividend requirements
                     Preferred stock dividends declared                             (588)      (608)          (1,180)     (1,218)
                     Tax benefit on dividends - unallocated shares                    88        114              184         234
                                                                               --------- ----------      ----------- -----------
                Net earnings (loss) applicable to common stock                $   (6,233)     9,053          (11,104)     17,659
                                                                               --------- ----------      ----------- -----------

        Weighted average number of common shares and equivalents outstanding
                Weighted average number of common shares outstanding              14,780     14,677           14,768      14,666
                Common stock equivalents:
                     Stock options, assuming exercised at average market price         - *      181                - *       139
                                                                               --------- ----------      ----------- -----------
                Weighted average number of common shares and
                     equivalents outstanding                                      14,780     14,858           14,768      14,805
                                                                               --------- ----------      ----------- -----------

        Primary Earnings (Loss) per Common Share                              $    (0.42)      0.61            (0.75)       1.19
                                                                               ========= ==========      =========== ===========

Fully Diluted Earnings (Loss) per Common Share

        Net earnings (loss) applicable to common stock
                Net earnings (loss)                                           $        -      9,547                -      18,643
                Incremental cash contribution to the ESOP assuming conversion
                     of preferred stock to common                                      -       (228)               -        (457)
                Tax benefit on the incremental cash contribution                       -         80                -         160
                                                                               --------- ----------      ----------- -----------
                Net earnings (loss) applicable to common stock                $        -      9,399                -      18,346
                                                                               --------- ----------      ----------- -----------

        Weighted average number of common shares and equivalents outstanding
                Weighted average number of common shares outstanding                   -     14,677                -      14,666
                Common stock equivalents:
                     Stock options, assuming exercised at greater of ending
                       or average market price                                         -        181                -         161
                     Series B ESOP preferred stock                                     -      1,522                -       1,525
                                                                               --------- ----------      ----------- -----------
                Weighted average number of common shares and
                     equivalents outstanding                                           -     16,380                -      16,352
                                                                               --------- ----------      ----------- -----------

        Fully Diluted Earnings (Loss) per Common Share                        $    (0.42)**    0.57            (0.75)**     1.12
                                                                               ========= ==========     ============ ===========

        * Not applicable because it would result in an anti-dilutive calculation.
        ** Fully diluted calculation is not presented because it is anti-dilutive.